Exhibit 10.1

THE HAIN CELESTIAL GROUP, INC.
2015-2019
EXECUTIVE INCENTIVE PLAN

I.    INTRODUCTION

1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of The Hain Celestial Group, Inc. (the "Company") and its Affiliates (as defined below) and to provide incentive compensation based on the performance of the Company in order to enhance stockholder value. The Plan is designed to ensure that awards payable hereunder are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code").
1.2. Description. This Plan is the means by which the Committee shall determine and implement incentive awards for participating employees hereunder.
1.3. Term. This Plan shall be effective as of July 1, 2014 and shall provide for awards that may be granted through and including the 2019 fiscal year of the Company, unless earlier terminated pursuant to Section 7.1.
II.    DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:
"Affiliate" means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.
"Annual Incentive Award" means the award payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.
"Award" means an Annual Incentive Award or Long-Term Incentive Award under the Plan, whether in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan.
"Base Compensation" means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, prior to any reduction under a salary reduction agreement pursuant to section 401(k) or section 125 of the Code, but shall not include (without limitation) cost of living allowances, fees, retainers, bonuses, commissions, incentive awards, prizes, employee benefits, fringe benefits, expense allowance or similar payments or assignment premiums for expatriates and third country nationals.
"Board" means the Board of Directors of the Company.
"Cause" means a Participant's continued gross neglect or material failure in the performance of the Participant's duties and obligations to the Company or willful and malicious misconduct on the Participant's part in connection with the performance of the Participant's duties, including, but not limited to, criminal acts, acts of malfeasance, dishonesty, or willful neglect in the performance of the Participant's duties or other acts that adversely affect the business of the Company;
provided, however, that if a Participant is party to an employment agreement or change in control agreement with the Company, "Cause" shall have the meaning set forth in such agreement.

"Change in Control" means any of the following:

(a)
the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (ii) any acquisition by the Company of Voting Stock of the Company or (iii) any acquisition of Voting Stock of the Company by any person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of clause (c) below; or

(b)
during any period of one year beginning on or after the date hereof, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board ( a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c)
consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, (ii) no person (other than the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)
the stockholders of the Company approve (a) the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company, or (b) a complete liquidation of the Company provided, however, that if a Participant is party to an employment agreement or change in control agreement with the Company, “Change in Control” shall have the meaning set forth in such agreement.
"Committee" means the Compensation Committee of the Board or subcommittee thereof consisting of two or more members of the Board, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code and "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended."
"Good Reason" means the occurrence of: (i) a diminution in Participant's position, duties and responsibilities, (ii) a reduction in Participant’s annual base salary; (iii) any material reduction in compensation opportunity (including achievability) or benefits provided under any compensation, incentive, employee benefit or welfare plan or program of the Company or any subsidiary in which a Participant participates before the Change in Control; or (iii) a relocation of the Participant's principal place of employment by more than fifty (50) miles.
"Long-Term Incentive Award" means the award payable to a participant with respect to a Long-Term Performance Period as determined pursuant to Article VI.

"Long-Term Performance Period" means a period specified by the Committee during which specified Performance Measure(s) must be attained in order for the Long-Term Incentive Award to be payable for that period. A Long-Term Performance Period shall be expressed in two or more fiscal years of the Company, as established by the Committee during the first ninety (90) days of the Long-Term Performance Period. Performance periods may be concurrent or consecutive.
"Participant" means an employee of the Company who is selected to participate in the Plan by the Committee pursuant to Article IV hereof.
"Performance Measures" means the criteria established by the Committee, on a consolidated basis, on the basis of a business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: (a) share price; (b) earnings per share; (c) return to shareholders (including dividends); (d) return on equity; (e) revenues; (f) sales; (g) sales by category, brand, territory or geography; (h) unit growth; (i) customer growth (including new customers and increased sales to existing customers); (j) EBITDA or EBIT; (k) operating income or operating profit; (l) net income; (m) gross margin; (n) operating margin; (o) return on capital or return on invested capital; (p) economic value added; (q) economic profit; (r) cash flows; (s) cash flow from operations; (t) market share; (u) inventory levels; (v) inventory days outstanding; (w) consumption; (x) size of line in total or by category or type; (y) consumer and strategic investments; (z) advertising, brand and product innovation; (aa) research and development; (bb) costs; (cc) managing commodity costs; (dd) capital expenditures; (ee) working capital; (ff) net fixed assets; (gg) accounts receivable; (hh) days sales outstanding; (ii) period overhead; (jj) expenses; (kk) productivity; (ll) market capitalization; (mm) customer satisfaction; (nn) pro forma net income; (oo) return on equity; (pp) return on designated assets; (qq) expenses; (rr) free cash flow; (ss) cash flow return on investment; (tt) net profit margin; (uu) cash conversion cycle; and (vv) service levels. Such criteria will be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to any Performance Measure Adjustments may be specified by the Committee.
"Performance Measure Adjustments" means any of the following adjustments to the Performance Measures as may be specified by the Committee for (i) discontinued operations, categories, or segments; (ii) acquisitions and mergers; (iii) divestitures; (iv) cumulative effect of changes in accounting rules and methods; (v) material impairment or disposal losses; (vi) restructuring or productivity initiative costs; (vii) product recall or withdrawal; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural catastrophe; (x) extraordinary items; (xi) currency fluctuations (xii) stock dividend, split, combination or exchange of stock, (xiii) financing activities, or (xiv) other unusual or nonrecurring events. Any Performance Measure Adjustments shall be determined in accordance with generally accepted accounting principles to the extent applicable.
"Plan" means this The Hain Celestial Group, Inc. 2015-2019 Executive Incentive Plan, as in effect and as amended from time to time.
"Stock Plan" means the Company’s Amended and Restated 2002 Long-Term Incentive and Stock Award Plan (or any successor stock incentive plan approved by the stockholders of the Company), as in effect and as amended from time to time.
III.    ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time; provided, however, the Committee may not delegate its responsibilities under Sections 5.1, 5.2, 5.3, 6.1, 6.2, 6.3 or 7.1(a) below. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

IV.    PARTICIPATION

The Chief Executive Officer and each other employee of the Company who is at or above the level of Senior Vice President or who is considered a key employee and who the Committee selects for participation in the Plan, shall be eligible to receive Awards under the Plan.
V.    ANNUAL INCENTIVE PROGRAM

5.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall establish the terms and conditions for the payment of Annual Incentive Awards under the Plan, including, without limitation, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments, and (iii) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level). Performance Measures may differ from Participant to Participant and from Award to Award.
5.2. Determination of Annual Incentive Award. The Annual Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 5.1. The Committee may reduce, but not increase, the Annual Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the amount of the Annual Incentive Award payable to any Participant attributable to a fiscal year exceed $15,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).
5.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the fiscal year for which the determination is being made and prior to the payment of any Annual Incentive Award.
5.4. Payment of Annual Incentive Award.
(a) As soon as practicable after the expiration of each fiscal year of the Company, but no later than March 15 of the calendar year after the fiscal year ends, Participants who remained actively employed until the last day of the fiscal year shall receive the Annual Incentive Award determined in accordance with this Article V, except as otherwise provided in this Section below.
(b) A Participant who is involuntarily terminated by the Company or an Affiliate without Cause on or after February 1st of the fiscal year or dies, becomes permanently disabled, or retires during the fiscal year shall be eligible for a prorated Annual Incentive Award for such fiscal year to be paid as soon as practicable after the expiration of the fiscal year but no later than March 15 of the calendar year after the fiscal year ends, provided that the performance goal(s) have been satisfied in accordance with this Article V. A Participant who is a U.S. employee will be considered to have retired if the Participant terminates employment after the earliest date upon which he or she is eligible for Social Security retirement benefits. A Participant who is located outside of the U.S. will be considered to have retired if the Participant terminates employment after the earliest date upon which he or she is eligible for the applicable government equivalent to U.S. Social Security retirement benefits.
(c) A Participant is not eligible for an Annual Incentive Award if he or she: (A) is involuntarily terminated by the Company for Cause prior to payment of the Annual Incentive Award; (B) is involuntarily terminated by the Company without Cause prior to February 1 of the fiscal year; or (C) voluntarily terminates employment (excluding death, retirement or permanent disability) at any time during the fiscal year.
(d) Notwithstanding the foregoing, in the event of a Change in Control during the fiscal year, a Participant who is involuntarily terminated by the Company without Cause or terminates employment for Good Reason during the fiscal year after the Change in Control shall be eligible during the fiscal year for a prorated Annual Incentive Award, provided that the performance goal(s) have been satisfied in accordance with this Article V. The Awards paid pursuant to this subsection (c) shall be paid promptly but not later than March 15 of the calendar year following the Change in Control.

VI.    LONG-TERM INCENTIVE PROGRAM

6.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of the Long-Term Performance Period, the Committee shall establish the terms and conditions for the payment of Long-Term Incentive Awards under the Plan, including, without limitation, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments, (iii) the duration of the Long-Term Performance Period, (iv) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level), (v) if a Participant's right to receive an Award following termination of a Participant’s employment with the Company or upon retirement, death or disability shall be other than as set forth in Section 6.4(b), and (vi) if the formula for calculating the amount of such Awards that may be payable in connection with a Change in Control shall be other than as set forth in Section 6.4(c). Performance Measures may differ from Participant to Participant and from Award to Award.
6.2. Determination of Long-Term Incentive Award. The Long-Term Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 6.1. The Committee may reduce, but not increase, the Long-Term Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the amount of the Long-Term Incentive Award payable to any Participant attributable to a Long-Term Performance Period exceed $25,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).
6.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the Long-Term Performance Period for which the determination is being made and prior to the payment of any Long-Term Incentive Award.
6.4. Payment of Long-Term Incentive Award.
(a) By no later than March 15 of the calendar year following the end of each Long-Term Performance Period, Participants who remained actively employed until the last day of the Long-Term Performance Period shall receive the Long-Term Incentive Award determined in accordance with this Article VI, except as otherwise provided in this Section below.
(b) Upon a Participant’s involuntary termination of employment with the Company without Cause during the second half of a Long-Term Performance Period or upon retirement (as described in Section 5.4(b)), death or disability during a Long-Term Performance Period, such Participant shall be eligible for a prorated Long-Term Incentive Award for such Long-Term Performance Period unless otherwise specified by the Committee pursuant to Section 6.1(v) above, payable by no later than March 15 of the calendar year following the end of the Long-Term Performance Period, provided that the performance goal(s) have been satisfied in accordance with this Article VI.
(c) A Participant is not eligible for a Long-Term Incentive Award if he or she: (A) is involuntarily terminated by the Company for Cause prior to payment of the Long-Term Incentive Award; (B) is involuntarily terminated by the Company without Cause during the first half of a Long-Term Performance Period; or (C) voluntarily terminates employment (excluding death, retirement or permanent disability) at any time during the Long-Term Performance Period.

(d) Notwithstanding the foregoing, in the event of a Change in Control during the Long-Term Performance Period, a Participant who is involuntarily terminated by the Company without Cause or terminates employment for Good Reason during the Long-Term Performance Period after the Change in Control shall be eligible for a prorated Long-Term Incentive Award for such Long-Term Incentive Period, provided that the performance goal(s) have been satisfied unless otherwise specified by the Committee pursuant to Section 6.1(vi) above. The Awards paid pursuant to this subsection (c) shall be paid promptly but not later than March 15 of the calendar year following the Change in Control.

VII.    GENERAL PROVISIONS

7.1. Amendment and Termination.
(a) The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant to any Award which has been certified by the Committee pursuant to Section 5.3 or Section 6.3. To the extent necessary or advisable under applicable law, including Section 162(m) of the Code, Plan amendments shall be subject to stockholder approval. All determinations concerning the interpretation and application of this Section 7.1 shall be made by the Committee.
(b) In the case of Participants employed outside the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.
7.2. Repayment. If the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of a Participant, the Participant shall return to the Company, or forfeit if not paid, any Annual Incentive Award or Long-Term Incentive Award arising out of the misconduct for or during such restated period.
7.3. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the beneficiary(ies) designated by the Participant in writing to the Company or, in the absence of such written designation, to the Participant’s estate.
7.4. Rights Unsecured. The right of any Participant to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.
7.5. Withholding Taxes. The Company shall have the right to deduct from the payment of each Award any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.
7.6. Miscellaneous.
(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.
(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.
(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.
(d) Section 162(m) and Section 409A of the Code. To the extent that any Award under this Plan is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code or is subject to Section 409A of the Code, any provision, application or interpretation of the Plan that is inconsistent with such Sections shall be disregarded with respect to such Award, as applicable.
(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock, restricted stock, stock units or other forms of stock-based awards shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.
(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.
(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.
7.7. Stockholder Approval. This Plan shall be conditioned on the receipt of approval of the Company’s stockholders at the annual meeting of the stockholders held in 2014. In the event that such approval is not obtained, this Plan and all awards under the Plan shall be null and void ab initio and of no force and effect.